CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2026, relating to the financial statements of Hippo Holdings Inc. and the effectiveness of Hippo Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Costa Mesa, California
April 15, 2026